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                                                                    EXHIBIT 99.1

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                        D&K HEALTHCARE RESOURCES. INC.

FOR IMMEDIATE RELEASE
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                       D&K HEALTHCARE RESOURCES COMPLETES
                   ACQUISITION OF DIVERSIFIED HEALTHCARE, LLC

St. Louis, Missouri - June 18, 2001 - D & K Healthcare Resources, Inc. (NASDAQ:
DKWD) announced today that it has completed the acquisition of privately held Diversified Healthcare, LLC, effective June 15, 2001.

This transaction is expected to be accretive to earnings in the first full year.

Diversified Healthcare, based in Owensboro, Kentucky, provides comprehensive pharmaceutical distribution services to more than 700 customers in the states of Indiana, Illinois, Kentucky and Tennessee. For the year ended December 31, 2000, Diversified Healthcare had revenues of $166.4 million. In business since 1874, it has approximately 86 employees.

Commenting on the transaction, D&K Healthcare Resources Chairman and Chief Executive Officer J. Hord Armstrong, III stated, "We welcome the talented and dedicated staff of Diversified Healthcare to D&K. This acquisition expands our presence in solid markets while further diversifying our customer base, principally among independent and regional pharmacy businesses. Importantly, we share the same culture and commitment to superior customer service and reliability, as demonstrated by the long term relationships, and strong reputation that Diversified brings to D&K."

With fiscal 2000 revenues of $1.46 billion, St. Louis-based D&K Healthcare Resources, Inc., is a wholesale distributor of pharmaceutical and related healthcare and beauty aid products to independent and regional pharmacies, national pharmacy chains and other healthcare providers. D&K currently services customers in 24 states primarily in the Midwest and South from distribution facilities in Cape Girardeau, MO; Davie, FL; Lexington, KY; Minneapolis, MN; and Aberdeen, SD. D&K also offers a variety of additional services to its customers, including inventory management, services designed to contain costs, information technology systems and various marketing programs related to generic pharmaceuticals and other products. In addition, D&K owns a 50% equity interest in Pharmaceutical Buyers, Inc., a recognized alternate-site group purchasing organization. D&K invites you to visit its Web site at http://www.dkwd.com.
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This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently subject to risks and uncertainties. D&K's actual results could differ materially from those currently anticipated due to a number of factors, including without limitation, the competitive nature of the wholesale pharmaceutical distribution industry, with many competitors having substantially greater resources than
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D&K, and D&K's customers generally having the right to terminate or reduce their purchases on relatively short notice, the changing business and regulatory environment of the healthcare industry in which D&K operates, change in interest rates and other factors set forth in reports and other documents filed by D&K with the Securities and Exchange Commission from time to time. D&K undertakes no obligation to publicly update or revise any forward-looking statements.

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For more information, please contact:

Pia P. Koster                       Kristian Talvitie
D&K Healthcare Resources, Inc.      Jaffoni & Collins
(314) 727-3485                      (212) 835-8500
pkoster@dkmail.com                  dkwd@jcir.com
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